Exhibit 10.25

                                                                         Summary
                                                                         -------


Loan Agreement signed by and between the Company and Agricultural Bank on July 29th, 2005.

Main contents
>>   Contract number: Shenzhen Longgang Nong Jie Zi NO.81101200500000995.
>>   Loan Principal: RMB 50 million;
>>   Loan term: from July 29th, 2005 to January 29, 2006.
>>   Interest rate: fixed rate of 5.2722%;
     |X|  Penalty  interest  rate  for  delayed  repayment:   5.2722%  plus  50%
          *5.2722%;
     |X|  Penalty interest rate for embezzlement of loan proceeds: 5.2722% * 2;
>> Repayment: interest is payable monthly (20th); principal is payable on January 29, 2006;
>>   Purpose of the loan is to provide working capital for the Company;
>>   Advanced repayment of loan needs to be approved by the Lender;
>> Breach of contract penalties: suspension of loan un-provided, demand prepayment of loan principal and interest before maturity; imposition of punitive interest; compensation for the Lender's expenses incurred due to the Company's breach of contract such as lawyer's fee, travel cost in case of litigation, etc.

Terms that have been omitted: types of the loan; purpose of the loan; interest rate of the loan; clearing of the loan interest; condition precedent to the drawing of the loan; rights and obligations of the borrower; rights and obligations of the lender; prepayment of the loan; guarantee of the loan; dispute settlement; miscellaneous; effectiveness; validity; and attention.